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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:                                                      NEWS
----------------------                                                OTCBB-VARL
July 9, 2002


                  VARI-L COMPANY ANNOUNCES DEFAULT ON COVENANT
                     WITH WELLS FARGO BUSINESS CREDIT, INC.

DENVER, Colorado -- Vari-L Company, Inc. (OTCBB-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced that the Company was notified by Wells Fargo Business Credit, Inc. that an event of default as defined in the loan agreement had occurred.

Richard Dutkiewicz, Vice President of Finance and CFO, said that in late May, the Company determined that it was not in compliance with the minimum tangible net worth covenant of the loan agreement, which constitutes an event of default. Since that time, the Company and Wells Fargo have been discussing various remedies to cure the default, including potential improvement in future operating results, a waiver of the default or an amendment of the loan agreement. In early July, the Company received notice from Wells Fargo confirming that an event of default had occurred and that a default interest rate would be charged against amounts outstanding under the loan agreement, effective May 1, 2002. No other default remedies have been implemented by the lender. Wells Fargo, however, has not waived its right to exercise such remedies in the future.

As of June 30, 2002, under the loan agreement, the Company had a $1.5 million secured term loan outstanding and a secured revolving line of credit with no amounts outstanding and $1.8 million of unused availability. The loans are secured by substantially all of the Company's accounts receivable, inventories and equipment.

Dutkiewicz said that although the Company is continuing to work with Wells Fargo to cure the default, other means to improve its cash liquidity are under review including a private equity infusion and the sale of non-income producing assets. Such proceeds could be used to reduce amounts outstanding under the existing credit facilities. The Company is also considering alternative lending sources to replace all or a portion of its existing credit facilities. If such efforts are unsuccessful, Wells Fargo could demand immediate repayment of the outstanding loan amounts, which would have a material adverse effect on our business, results of operations and financial condition.

Headquartered in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including GSM/cellular/PCS base stations and repeaters, fixed terminal point to point/multi-point,) consumer subscriber products (advanced cellular/PCS/satellite handsets), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Agilent Technologies, Ericsson, Harris, Hughes Network Systems, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Marconi, Motorola, Netro, Nokia, Raytheon, Textron, Siemens, and Solectron.

Some of the statements we make in this news release are "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. In most cases, when we use words like "believe," "expect," "estimate," "anticipate," "project," or "plan" to describe something which has not yet occurred,



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we are making a forward-looking statement. Forward-looking statements we make are based on a number of assumptions by us about the future, usually based on current conditions or on the broader expectations of others. These assumptions may or may not prove to be correct and, as a result, our own forward-looking statements may also be inaccurate. On the other hand, based on what we know today and what we expect in the future, we believe that the forward-looking statements we make in this news release are reasonable.

We cannot list here all of the risks and uncertainties that could cause our plans for the future to differ materially from our present expectations but we can identify many of them. For example, we may be affected by the overall market for various types of wireless communications products, the success of the specific products into which our products are integrated, governmental action relating to wireless communications, licensing and regulation and the timeliness and relative success of the resolution of pending and threatened litigation. It is also important to remember that forward-looking statements speak only as of the date when they are made and we do not promise that we will publicly update or revise those statements whenever conditions change or future events occur. Accordingly, we do not recommend that any person seeking to evaluate our company should place undue reliance on any forward-looking statement in this news release.

                                    CONTACTS:

Vari-L Company, Inc.                        Pfeiffer High Public Relations, Inc.
Chuck Bland, President & CEO                         Jay Pfeiffer or KC Ingraham
Rick Dutkiewicz, CFO                                                303/393-7044
303/371-1560                                                jay@pfeifferhigh.com
www.vari-l.com                                               kc@pfeifferhigh.com